FIRST AMENDMENT TO NOTE

This First Addendum (the “Addendum”) to the Promissory Note (the “Note”), dated as of March 2, 2009, in the original principal amount of up to $750,000 made by is by Saker Aviation Services, Inc. (f/k/a FirstFlight, Inc.), a Nevada corporation (the “Company”) to EuroAmerican Investment Corp., a New York corporation (the “Holder”), is entered into as of this 5th day of May, 2010.

WHEREAS, the Maturity Date (as defined in the Note) of the Note is February 27, 2011;

WHEREAS, the Holder and the Company have agreed to extend the Maturity Date to March 1, 2012;

NOW THEREFORE, for $100 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           The Note shall be deemed amended such that the “Maturity Date” shall mean March 1, 2012.

2.           Except as otherwise specifically provided for herein, the terms of the Note shall be unmodified and shall remain in full force and effect.

[SIGNATURES TO THIS ADDENDUM APPEAR ON
THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the day first above written.

EUROAMERICAN INVESTMENT CORP.

By: ______________________________
Name: William B. Wachtel
Title: President

SAKER AVIATION SERVICES, INC.

By: _______________________________
Name: Ronald Ricciardi
Title: President and CEO

The undersigned guarantors of the Note hereby consent to the extension set forth herein.

______________________
William B. Wachtel

______________________
Alvin S. Trenk